Barclays Bank PLC Market Linked Securities	Filed Pursuant to Rule 433 Registration No. 333-212571

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to an ETF Basket due November 3, 2022

Term Sheet dated April 2, 2018 to Preliminary Pricing Supplement dated April 2, 2018 (the “PPS”)

Summary of Terms
Issuer	Barclays Bank PLC
Term	Approximately 4.5 years
Reference Asset	An unequally weighted basket (the “Basket”) consisting of six exchange-traded funds (each, a “Basket Component” and, together, the “Basket Components”). The Basket Components and the weighting of each Basket Component is as follows: SPDR® S&P 500® ETF Trust (50%); iShares® Russell 2000 ETF (15%); iShares® MSCI EAFE ETF (15%); iShares® MSCI Emerging Markets ETF (10%); PowerShares® DB Commodity Index Tracking Fund (5%); and Vanguard® Real Estate ETF (5%).
Pricing Date	April 30, 2018[1]
Issue Date	May 3, 2018[1]
Calculation Day	October 27, 2022[1]
Stated Maturity Date	November 3, 2022[1]
Original Offering Price[2]	$1,000 per security (100% of par)
Redemption Amount at Maturity	See “Calculation of the Redemption Amount at Maturity” on page 3 of this term sheet.
Starting Price	100
Ending Price	See “Calculation of the Ending Price” on page 3 of this term sheet.
Capped Value	145.00% to 150.00% of the original offering price per security ($1,450.00 to $1,500.00 per security), to be determined on the pricing date
Threshold Price	85 (85% of the starting price)
Participation Rate	150%
Calculation Agent	Barclays Bank PLC
Denominations	$1,000 and any integral multiple of $1,000
CUSIP/ISIN	06746X3Y7 / US06746X3Y77
Agent Discount	4.25%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of up to 2.25% and WFA will receive a distribution expense fee of 0.075%

Investment Description

•  Linked to an ETF basket composed of the SPDR® S&P 500® ETF Trust (50%); the iShares® Russell 2000 ETF (15%); the iShares® MSCI EAFE ETF (15%); the iShares® MSCI Emerging Markets ETF (10%); the PowerShares® DB Commodity Index Tracking Fund (5%); and the Vanguard® Real Estate ETF (5%)

•  Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at stated maturity that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Basket from the starting price to the ending price.

The payment at stated maturity will reflect the following terms:

o If the value of the Basket increases:

You will receive the original offering price plus 150% participation in the upside performance of the Basket, subject to a maximum total return at maturity of 45.00% to 50.00% (to be determined on the pricing date) of the original offering price

o If the value of the Basket remains flat or decreases but the decrease is not more than 15%:

You will be repaid the original offering price

o If the value of the Basket decreases by more than 15%:

You will receive less than the original offering price and will have 1-to-1 downside exposure to the decrease in the value of the Basket in excess of 15%

•  Investors may lose up to 85% of the original offering price

•  Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described in the PPS) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in the PPS and “Risk Factors” in the accompanying prospectus supplement.

•  No periodic interest payments or dividends

•  No exchange listing; designed to be held to maturity

1 Expected. In the event that we make any change to the expected pricing date or issue date, the calculation day and/or the stated maturity date may be changed so that the stated term of the securities remains the same.

2 The issuer’s estimated value of the securities on the pricing date, based on its internal pricing models, is expected to be between $900.00 and $938.90 per security. The estimated value is expected to be less than the original offering price of the securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PPS-4 of the PPS.

THIS TERM SHEET DOES NOT PROVIDE ALL OF THE INFORMATION THAT AN INVESTOR SHOULD CONSIDER PRIOR TO MAKING AN INVESTMENT DECISION. The securities will have the terms specified in the prospectus dated March 30, 2018, the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016, as supplemented or superseded by the PPS. The securities have complex features, and investing in the securities involves risks not associated with an investment in conventional debt securities. Investors should carefully consider the terms of the securities set forth in the aforementioned documents.

The securities constitute our unsecured and unsubordinated obligations. The securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the securities, by acquiring the securities, each holder of the securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” in the PPS.

Hypothetical Payout Profile

The profile to the right is based on a hypothetical capped value of 147.50% of the original offering price or $1,475.00 per $1,000 security (the midpoint of the specified range for the capped value), a participation rate of 150% and a threshold price equal to 85% of the starting price.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price, the actual capped value and whether you hold your securities to maturity. If the capped value is less than 147.50% of the original offering price, your actual return may be lower than the returns shown below.

Hypothetical Returns

Hypothetical ending price	Percentage change from the starting price to the hypothetical ending price	Hypothetical redemption amount payable at stated maturity per security	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
175.00	75.00%	$1,475.00	47.50%	8.81%
150.00	50.00%	$1,475.00	47.50%	8.81%
140.00	40.00%	$1,475.00	47.50%	8.81%
131.67	31.67%	$1,475.00	47.50%	8.81%
130.00	30.00%	$1,450.00	45.00%	8.42%
120.00	20.00%	$1,300.00	30.00%	5.91%
110.00	10.00%	$1,150.00	15.00%	3.13%
105.00	5.00%	$1,075.00	7.50%	1.61%
100.00(2)	0.00%	$1,000.00	0.00%	0.00%
95.00	-5.00%	$1,000.00	0.00%	0.00%
90.00	-10.00%	$1,000.00	0.00%	0.00%
85.00	-15.00%	$1,000.00	0.00%	0.00%
84.00	-16.00%	$990.00	-1.00%	-0.22%
80.00	-20.00%	$950.00	-5.00%	-1.13%
75.00	-25.00%	$900.00	-10.00%	-2.32%
50.00	-50.00%	$650.00	-35.00%	-9.33%
25.00	-75.00%	$400.00	-60.00%	-19.33%
0.00	-100.00%	$150.00	-85.00%	-37.96%

The returns shown above assume a hypothetical capped value of 147.50% of the original offering price, or $1,475.00 per security (the midpoint of the specified range of the capped value). Each security has an original offering price of $1,000.

(1) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

(2) The starting price

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rate of return will depend on the actual ending price and actual capped value. If the capped value is less than 147.50% of the original offering price, the actual amount you receive at stated maturity and the resulting pre-tax rate of return may be lower than the amounts received at stated maturity and the resulting pre-tax rates of return shown above.

Calculation of the Redemption Amount at Maturity

The redemption amount payable at maturity will be determined as follows:

•	If the ending price is greater than the starting price, the redemption amount will be equal to the lesser of:

(i)	$1,000 plus

(ii)	the capped value

•	If the ending price is less than or equal to the starting price, but greater than or equal to the threshold price, the redemption amount will be equal to $1,000

•	If the ending price is less than the threshold price, the redemption amount will be equal to $1,000 minus

If the ending price is less than the threshold price, you will receive less, and possibly 85% less, than the original offering price of your securities at maturity. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the securities.

Calculation of the Ending Price

The ending price will be calculated based on the weighted returns of the Basket Components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 50% of the component return of the SPDR® S&P 500® ETF Trust; (B) 15% of the component return of the iShares® Russell 2000 ETF; (C) 15% of the component return of the iShares® MSCI EAFE ETF; (D) 10% of the component return of the iShares® MSCI Emerging Markets ETF; (E) 5% of the component return of the PowerShares® DB Commodity Index Tracking Fund; and (F) 5% of the component return of the Vanguard® Real Estate ETF.

The component return of a Basket Component will be equal to:

where,

•	the initial component price will be the fund closing price of that Basket Component on the pricing date; and

•	the final component price will be the fund closing price of that Basket Component on the calculation day.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket Components or any of the securities held by the Basket Components. You should carefully review the risk disclosures set forth under the “Risk Factors” section of the prospectus supplement and the “Selected Risk Considerations” section in the accompanying PPS. The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying PPS.

•	If The Ending Price Is Less Than The Threshold Price, You Will Receive Less, And Possibly 85% Less, Than The Original Offering Price Of Your Securities At Maturity.

•	Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The Basket Components.

•	Correlation (Or Lack Of Correlation) Of Performances Among The Basket Components May Adversely Affect Your Return On The Securities, And Changes In The Values Of The Basket Components May Offset Each Other.

•	The Securities Are Subject To The Credit Risk Of Barclays Bank PLC.

•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

•	The Value Of The Securities Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	No Assurance That The Investment View Implicit In The Securities Will Be Successful.

•	Owning The Securities Is Not Equivalent To Owning The Basket Components, The Securities Or Commodity Futures Contracts Held By The Basket Components Or The Securities Or Commodity Futures Contracts Composing The Underlying Indices.

•	The Securities Are Subject To Small-Capitalization Companies Risk With Respect To The IWM Fund.

•	There Are Risks Associated With Investments In Securities Linked To The Value Of Non-U.S. Equity Securities With Respect To The EFA Fund And The EEM Fund.

•	There Are Risks Associated With Investments In Securities Linked To Emerging Markets With Respect To The EEM Fund.

•	The Securities Are Subject To Currency Exchange Risk With Respect To The U.S. Dollar And The Non-U.S. Currencies Represented In The EFA Fund And The EEM Fund.

•	Possible Regulatory Changes Could Adversely Affect The Performance Of The DBC Fund.

•	Commodity Futures Prices May Change Unpredictably, Affecting The Price Of Shares Of The DBC Fund In Unforeseeable Ways.

•	Some Of The Commodities Underlying The DBC Fund Will Be Subject To Pronounced Risks Of Pricing Volatility.

•	The DBC Fund Does Not Offer Direct Exposure To Commodity Spot Prices.

•	The DBC Fund May Be Adversely Affected By “Negative Roll Yields” In “Contango” Markets, Which May Have A Negative Impact On Its Performance.

•	Suspensions, Limitations Or Disruptions Of Market Trading In The Commodity And Related Futures Markets And The Rules Of Trading Facilities In Such Markets May Adversely Affect The Performance Of The DBC Fund.

•	The Prices Of Commodities Are Volatile And Are Affected By Numerous Factors, Some Of Which Are Specific To The Commodity Sector For Each Commodity Futures Contracts Held By The DBC Fund.

•	An Increase In The Margin Requirements For Commodity Futures Contracts Included In The DBC Fund May Adversely Affect Its Value.

•	The Basket May Be Subject To Risks Associated With Foreign Commodity Exchanges.

•	There Are Risks Relating To Changes To The Investment Objective Of The VNQ Fund.

•	The Equity Securities Held By The Vanguard Real Estate ETF Are Concentrated In The Real Estate Sector.

•	Certain Features Of Exchange-Traded Funds Will Impact The Value Of The Securities.

•	Adjustments To The Basket Components Or To The Underlying Indices Could Adversely Affect The Value Of The Securities And The Amount You Will Receive At Maturity.

•	Anti-Dilution Adjustments Relating To The Shares Of The Basket Components Do Not Address Every Event That Could Affect Such Shares.

•	The Estimated Value Of Your Securities Is Expected To Be Lower Than The Original Offering Price Of Your Securities.

•	The Estimated Value Of Your Securities Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market.

•	The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.

•	The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Securities And May Be Lower Than The Estimated Value Of Your Securities.

•	The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Securities.

•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Securities In Various Ways And Create Conflicts Of Interest.

•	The Historical Performance Of The Basket Components Is Not An Indication Of Their Future Performance.

•	The Ending Price Is Not Based On The Value Of The Basket At Any Time Other Than The Calculation Day.

•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., WFS Or Their Respective Affiliates.

•	We Cannot Control Actions Of Any Of The Unaffiliated Companies Whose Securities Are Included In The Basket Components Or The Underlying Indices.

•	We And Our Affiliates Have No Affiliation With The Fund Sponsors Or The Underlying Index Sponsors And Have Not Independently Verified Their Public Disclosure Of Information.

•	The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.

Not suitable for all investors

Investment suitability must be determined individually for each investor. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” beginning on page PPS-12 of the accompanying PPS and the “Risk Factors” beginning on page S-7 of the prospectus supplement for risks related to an investment in the securities. For more information regarding the Basket and the Basket Components, see “The Basket,” “The SPDR® S&P 500® ETF Trust,” “The iShares® Russell 2000 ETF,” “The iShares® MSCI EAFE ETF,” “The iShares® MSCI Emerging Markets ETF,” “The PowerShares® DB Commodity Index Tracking Fund” and “The Vanguard® Real Estate ETF” in the PPS.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus dated March 30, 2018, the prospectus supplement dated July 18, 2016, the index supplement dated July 18, 2016, the PPS and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Consult your tax advisor

Investors should review carefully the accompanying PPS, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

As used in this term sheet, “we,” “us” and “our” refer to Barclays Bank PLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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